EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SodaStream International Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd. of our report dated April 8, 2011, with respect to the consolidated balance sheets of SodaStream International Ltd. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of SodaStream International Ltd.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
June 29, 2011